Exhibit 99.1

CERNER ANNOUNCES PASSING OF CHAIRMAN AND CEO NEAL PATTERSON
Cliff Illig named chairman and interim CEO

KANSAS CITY, Mo. - July 9, 2017 - Cerner Corporation (Nasdaq: CERN) announced today that Neal Patterson, chairman and CEO, passed away on July 9, 2017, due to unexpected complications that arose after a recent recurrence of a previously disclosed cancer. Cerner Co-Founder and Vice Chairman of the Board Cliff Illig has been named chairman and interim CEO.

In the 38 years since co-founding Cerner, Illig has served as Patterson’s partner and close advisor, including decades spent as Cerner’s president and chief operating officer.

"This is a profound loss. Neal and I have been partners and collaborators for nearly 40 years, and friends for longer than that," Illig said. "Neal loved waking up every morning at the intersection of health care and IT. His entrepreneurial passion for using IT as a lever to eliminate error, variance, delay, waste and friction changed our industry."

The Cerner Board of Directors has had a longstanding succession plan in place. The process to select a new CEO is nearing a conclusion.

"One of Neal's enduring ambitions for Cerner was to build a visionary company, not just a company with a visionary," said Illig. "He has done that. We have what I believe is the best management team in health IT, and we have associates who think as much about the future as they do the present. As a result, Cerner is well-positioned to have a pioneering impact on the provision of health care in the years to come."

About Cerner

Cerner's health information technologies connect people, information and systems at more than 25,000 provider facilities worldwide. Recognized for innovation, Cerner solutions assist clinicians in making care decisions and enable organizations to manage the health of populations. The company also offers an integrated clinical and financial system to help health care organizations manage revenue, as well as a wide range of services to support clients’ clinical, financial and operational needs. Cerner’s mission is to contribute to the systemic improvement of health care delivery and the health of communities. Nasdaq: CERN. For more information about Cerner, visit cerner.com, read our blog at blogs.cerner.com, connect with us on Twitter at twitter.com/cerner and on Facebook at facebook.com/cerner. Our website, blog, Twitter account and Facebook page contain a significant amount of information about Cerner, including financial and other information for investors.

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements. Such forward-looking statements include statements regarding Cerner's intention to finalize its succession plans for the CEO position. These forward-looking statements are based on the current beliefs, expectations and assumptions of Cerner's management with respect to future events and are subject to a number of significant risks and uncertainties, including uncertainties as to how quickly Cerner will be able to finalize its succession plans for the CEO position. It is important to note that Cerner's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. Additional discussion of these and other risks, uncertainties and factors affecting Cerner's business is contained in Cerner's filings with the Securities and Exchange Commission. The reader should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. Except as required by law, Cerner undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in our business, results of operations or financial condition over time.